Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Sophiris Bio Inc. of our report dated December 7, 2012 relating to the consolidated financial statements of Sophiris Bio Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Vancouver, British Columbia

February 14, 2013